Exhibit 2iA

                          ASSET ACQUISITION AGREEMENT

         AGREEMENT made by and between Optelecom, Inc., a Delaware corporation ("Purchaser"), and Paragon Audio Visual Limited, a United Kingdom company ("Seller").

         WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Paragon Intangible Assets (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties agree as follows:

         1. Paragon Intangible Assets. As used herein, the term "Paragon Intangible Assets" shall mean all the intangible assets of Seller relating to the family of products known as "Video Link" and the other products which Seller is selling or considering selling and includes, but is not limited to: customer lists for all past, current and potential customers; all trademarks and trade names, including use of the names "Paragon" and "Video Link"; all patents, copyrights, formulae, processes, methodologies, designs, patterns, know-how, formats or similar items; all functional specification requirements; all technical documentation, business books and records and other product-related information; all contractual and other relationships with suppliers of goods or services used in connection with the products; and all contractual and other relationships with customers, distributors and franchisees relating to the future sale of or provision of services in connection with the products.

         2. Sale and Purchase. Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby acquires, all of Seller's right, title and interest in and to the Paragon Intangible Assets. Purchaser shall not assume any liabilities of Seller. The Closing shall take place at the offices of Purchaser at 9300 Gaither Road, Gaithersburg, Maryland 20877 immediately after the signing of this Agreement.

         3. Payment of Asset Consideration. In consideration for the sale of the Paragon Intangible Assets, Purchaser shall pay to Seller US$ 2.625 million (the "Asset Consideration"). The Asset Consideration shall consist of: (i) 171,252 shares of common stock of Purchaser ("Optelecom Common Stock") having a value of US$1.625 million (the "Optelecom Shares"); and cash in the amount of US$1.0 million (the "Asset Cash Consideration"). At the Closing, Purchaser shall deliver to Seller a copy of Purchaser's directions to its transfer agent for the issuance of the Optelecom Shares, shall deposit the amounts of US$272,000 and UKL443,902 in escrow accounts pursuant to Escrow Agreements of even date to which Purchaser and Seller are parties.

         4. Transfer and Delivery of Assets. At the Closing, Seller shall deliver to Purchaser the Paragon Intangible Assets, including all original title or right documents and all evidence of rights pertaining to the Paragon Intangible Assets, shall execute such bills of sale, assignments and other documents as Purchaser may reasonably request in connection therewith, and shall take all other actions necessary to confer on Purchaser ownership and control of the Paragon Intangible Assets. At any time and from time to time after the Closing, Seller and its officers and directors shall take such further actions and execute such further documents as reasonably may be requested by Purchaser


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for purposes of fully effectuating the transfer of Paragon Intangible Assets contemplated under this Agreement.

         5. Representations and Warranties by Seller. Seller represents and warrants to Purchaser that:

                  5.01 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom and has all requisite corporate power and legal authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.

                  5.02 Authorization and Approval of Agreement. Seller has all requisite corporate power and legal authority to execute, deliver and perform the terms of this Agreement and all agree ments necessary to give effect to this Agreement. All corporate action and other authorizations re quired to be taken or obtained by Seller prerequisite to the execution of this Agreement and the consummation of the transactions contemplated hereby have been taken or obtained. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  5.03 Ability to Carry Out Agreement. Seller is not a party to, subject to, or bound by any mortgage, deed of trust, indenture or other instrument or agreement or by any judgment, order, writ, injunction, or decree of any court or governmental body, and there is no provision in Seller's Memorandum or Articles of Association or, to the knowledge of Seller, in any statute, rule or regulation, that could prevent or materially impair (i) the execution, delivery or performance of this Agreement or (ii) the use or enjoyment by Purchaser of the Paragon Intangible Assets. No license, franchise, permit, authorization or approval from any governmental or regulatory authority required for the conduct of Seller's business and the ownership, occupancy and operation of its property will in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  5.04 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, governmental authority or other person, which has not been obtained, is necessary in connection with the execution, delivery or performance of this Agreement by Seller.

                  5.05 Paragon Intangible Assets. Seller either owns, or has a valid license with respect to, all the Paragon Intangible Assets, including all patents, copyrights, trademarks, trade secrets and other intellectual property included therein. Seller's ownership and use of the Paragon Intangible Assets does not violate or infringe any patent, contract right, copyright, trademark, trade secret or other intellectual property right of any third party. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Paragon Intangible Assets, will not result in the creation of any lien upon any of the Paragon Assets, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Paragon Intangible Assets or materially impair the right of Seller or Purchaser in or to use, sell, enforce, license or otherwise exploit any Paragon Intangible Assets or portion thereof. There is no pending or, to the knowledge of the Seller, threatened claim or litigation contesting the validity, ownership or right to use, sell,


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enforce, license or dispose of the Paragon Intangible Assets, nor has Seller received any written notice asserting that any Paragon Intangible Assets or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. Seller has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Paragon Intangible Assets. All the Paragon Intangible Assets are assignable by Seller to Purchaser, and delivery thereof at the Closing will convey to Purchaser good and marketable title to the Paragon Intangible Assets, free and clear of all liens, encumbrances, security interests and similar restrictions.

                  5.06 Claims and Rights of Stockholders, Officers, Etc. No current or former em ployee, director, officer, stockholder or affiliate (or affiliate of any of them) of Seller, either individu ally or in any other capacity, has a direct or indirect claim of any kind whatsoever against Seller or any of the Paragon Intangible Assets, and none of such persons owns or has any rights in or to any of the Paragon Intangible Assets.

         6. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller that:

                  6.01 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power and legal authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.

                  6.02 Authorization and Approval of Agreement. Purchaser has all requisite corporate power and legal authority to execute, deliver and perform the terms of this Agreement and all agreements necessary to give effect to this Agreement. All corporate action and other authorizations required to be taken or obtained by Purchaser prerequisite to the execution of this Agreement and the consummation of the transactions contemplated hereby have been taken or obtained. This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  6.03 Ability to Carry Out Agreement. Purchaser is not a party to, subject to, or bound by any mortgage, deed of trust, indenture or other instrument or agreement or by any judg ment, order, writ, injunction, or decree of any court or governmental body, and there is no provision in the Certificate of Incorporation or Bylaws of Purchaser or, to the knowledge of Purchaser, in any statute, rule or regulation, that could prevent or materially impair the execution, delivery or performance of this Agreement.

                  6.04 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, governmental authority or other person, which has not been obtained, is necessary in connection with the execution, delivery or performance of this Agreement by Purchaser.

                  6.05 Capitalization. The authorized capital stock of Purchaser consists of 5,000,000 shares of Optelecom Common Stock, $.03 par value per share. There is no other capital stock authorized for issuance. As of December 2, 1997, Purchaser had 1,797,562 shares of Optelecom



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Common Stock issued and outstanding, an aggregate of 335,301 shares of Optelecom
Common Stock which were subject to options which had been granted but were unexercised or exercised but with respect to which shares were unissued, and an additional 537,135 shares of Optelecom Common Stock available for option under its stock option plans. Since December 2, 1997, Purchaser has not issued any Optelecom Common Stock or securities convertible into or exercisable for Optelecom Common Stock and it currently has no commitment for the issuance in the future of any other shares of Optelecom Common Stock or securities convertible into or exercisable for Optelecom Common Stock. The Optelecom
Shares, when issued and delivered pursuant to this Agreement, shall be validly issued and outstanding, fully paid and nonassessable.

         7.  Indemnification.

                  7.01  Indemnification of Purchaser.

                  (a) Seller agrees to defend, indemnify, and hold harmless Purchaser against and in respect of:

                           (i)  Any and all loss, cost, damage, expense or
liability (including reasonable attorneys' fees) resulting from any claim or threatened claim that the Paragon Intangible Assets or their use by Purchaser violates or infringes any patent, contract right, copyright, trademark, trade secret or other proprietary right of any person;

                           (ii) Any and all loss, cost, damage, expense or
liability (including reasonable attorneys' fees) resulting from any misrepresentation or breach of warranty or covenant on the part of Seller under this Agreement or in any certificate, list, schedule, exhibit or document delivered to Purchaser under or in connection with this Agreement or the transactions contemplated herein; and

                           (iii) Any and all actions, suits, proceedings,
claims, demands, assessments, judgments, costs, and expenses (including reasonable attorneys' fees) incident to any of the foregoing, provided, however, that if any such action, suit, or proceeding shall be commenced against, or any such claim, demand, or assessment be asserted against, Purchaser in respect of which Purchaser proposes to demand indemnification, Seller shall be notified to that effect with reasonable promptness and shall have the right to assume control of the defense, compromise, or settlement thereof, includ ing the employment of counsel satisfactory to Purchaser, and in connection therewith Purchaser shall cooperate fully and make available to Seller all pertinent information under its control, and shall have the right to participate therein at its expense with counsel of its choice and to approve or reject any compromise or settlement which could adversely affect Purchaser's right, title or interest in or use or enjoyment of the Paragon Intangible Assets.

                  (b) The limitations contained in Section 8.01 (b) of the Agreement to which Seller, Purchaser and the beneficial owners of the outstanding shares of Seller are parties shall apply to limit or exclude, in accordance with its terms, any liability which the Seller might otherwise have in respect of a misrepresentation or a breach of warranty or covenant, provided that no provision of such limitations shall apply to any such liability arising from or in connection with any criminally fraudulent breach of warranty.



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         7.02 Indemnification of Seller. Purchaser agrees to defend, indemnify and hold harmless Seller against and in respect of:

                  (a) Any and all loss, cost, damage, expense or liability (including reasonable attorneys' fees) resulting from any misrepresentation or breach of warranty or covenant on the part of Purchaser under this Agreement or in any certificate, list, schedule, exhibit or document delivered to Seller under or in connection with this Agreement or the transactions contemplated herein; and

                  (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses (including reasonable attorneys' fees) incident to any of the foregoing, provided, however, that if any such action, suit, or proceeding shall be commenced against, or any such claim, demand, or assessment be asserted against, Seller in respect of which Seller proposes to demand indemnification, Purchaser shall be notified to that effect with reasonable promptness and shall have the right to assume control of the defense, compromise, or settlement thereof, including employment of counsel satisfactory to Seller, and in connection therewith Seller shall cooperate fully and make available to Purchaser all pertinent information under its control, and shall have the right to participate therein at its expense with counsel of its choice and to approve or reject any compromise or settlement which would not result in a full release of Seller with respect to such claim, demand or assessment.

         8.  Miscellaneous.

                  8.01 Survival of Representations and Warranties. All representations and warranties made by Purchaser and Seller under this Agreement or in any certificate, list, schedule, exhibit or other instrument delivered pursuant hereto shall survive the Closing of the transactions contemplated hereby, but shall expire 30 months after the Closing Date, except for representations and warranties concerning capitalization which shall not expire.

                  8.02 Assignment and Binding Effect. This Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective assigns, successors and legal representatives.


                   8.03 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without reference to the principles of conflict or choice of law thereof. Each of Purchaser and Seller hereby agrees to submit to the exclusive jurisdiction of the federal and state courts within the State of Maryland in any action or proceeding arising out of or related to this Agreement, agrees that process may be served upon it in any manner authorized for those courts and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

                   8.04 Other. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute a single agreement and may be amended only by a written instrument executed by Purchaser and Seller.


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         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective, duly authorized officers, as of December 12, 1997.

                                                   OPTELECOM, INC.



                                                   By  /s/ Edmund D. Ludwig
                                                       -------------------------
                                                           Edmund D. Ludwig
                                                           President


                                                   PARAGON AUDIO VISUAL LIMITED



                                                   By: /s/David A. Brown
                                                       -------------------------
                                                          David A. Brown
                                                          Chairman